EXHIBIT 99.2

Press Release dated September 22, 1999, of Darden Restaurants, Inc.

                         OLIVE GARDEN NAMES DAVE PICKENS
                     EXECUTIVE VICE PRESIDENT OF OPERATIONS

ORLANDO, FL (September 22, 1999) Dave Pickens has been named Executive Vice President of Operations for Olive Garden Restaurants.

     Pickens, 44, formerly Senior Vice President of Olive Garden's Orlando Division, will be responsible for leading all operations at the current 464 Olive Garden Restaurants throughout North America. He will report to Olive Garden President Brad Blum.

     "Dave will work closely with me to ensure outstanding operations as we continue to build on the extremely strong performance of Olive Garden," said Brad Blum, President of Olive Garden. "As the natural successor to Bob Mock, he is a proven leader who has already made many significant contributions to the company."

     Pickens, a 26-year Darden veteran known as a strong leader and operator, joined Darden in 1973 as a Red Lobster hourly employee. He has held various leadership positions including Senior Vice President of Operations for Red Lobster and in 1995 he joined Olive Garden as Senior Vice President Operations overseeing the 74-restaurant Orlando Division.

     "This is a tremendous opportunity," said Pickens. "Olive Garden is a growing company with an even more exciting future. Through operating excellence we are committed to delighting every guest with a genuine Italian dining experience."

     Olive Garden is far outpacing the casual dining industry with 19 consecutive quarters of same-restaurant sales increases and is consistently delivering record profits. With over 50,000 employees and $1.5 billion in annual sales, it is part of the Darden Family of Restaurants. Darden Restaurants, a $3.5 billion publicly traded company also owns and operates Red Lobster, Bahama Breeze and Smokey Bones Restaurants.


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